EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of North Shore Gas Company on Form S-4 of our report dated December 12, 2002, relating to the consolidated financial statements and the related financial statement schedules of North Shore Gas Company as of September 30, 2002 and 2001, and for each of the three years in the period ended September 30, 2002, appearing in the Current Report on Form 8-K dated April 22, 2003 of North Shore Gas Company and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 26, 2003